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Exhibit 5.33

[Letterhead of GOODWIN PROCTER LLP]

May 12, 2005

Alderwoods Group, Inc.
311 Elm Street
Suite 1000
Cincinnati, Ohio 45202

Jones Day
77 W. Wacker Drive
Chicago, Illinois 60601

        Re:    $200,000,000 of 7 3/4% Senior Notes due 2012 (the "Exchange Notes")

Ladies and Gentlemen:

        You have requested our opinion as special Massachusetts counsel to Alderwoods (Massachusetts), Inc. and Doba Haby Insurance Agency, Inc. (each a "Covered Guarantor") in connection with the exchange offer, which you have described to us, pursuant to which Alderwoods Group, Inc., a Delaware corporation (the "Company"), intends to offer holders of the Company's 7 3/4 Senior Notes issued August 19, 2004 and due 2012 (the "Transfer Restricted Notes") the opportunity to exchange all such Transfer Restricted Notes for Exchange Notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities tendered pursuant to the registration procedures set forth in the Registration Rights Agreement by and among the Company, the subsidiary guarantors listed on Schedule A thereto (the "Guarantors"), and Banc of America Securities LLC and Morgan Stanley & Co. Incorporated dated as of August 19, 2004 (the "Registration Rights Agreement"). The Transfer Restricted Notes were issued by the Company and guarantied by the Guarantors, and we understand that the Exchange Notes will be issued and will be guarantied (the "Exchange Guarantees"), pursuant to the Indenture dated as of August 19, 2004 among the Company, the Guarantors and Wells Fargo Bank, N.A. as trustee (the "Indenture"). Capitalized terms not otherwise defined herein have the meanings set forth in the Registration Rights Agreement and the Indenture.

        We have examined the Registration Rights Agreement, the Indenture and the form of the Exchange Guarantee and made such other investigation as we have deemed appropriate to render the opinions set forth below. As to matters of fact material to our opinions, we have relied, without independent verification, on certificates of officers of the Covered Guarantors. We have also relied on certificates of public officials.

        The opinions expressed below are limited to Massachusetts law. We note that the Indenture provides that it is to be governed by New York law. We are rendering the opinion expressed in paragraph 4 below regarding the validity and binding effect of the Exchange Guarantees as though the Indenture, the Exchange Notes and the Exchange Guarantees were governed by the internal laws of Massachusetts.

        Based upon the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.    Each Covered Guarantor is validly existing as a corporation and in good standing under the laws of The Commonwealth of Massachusetts.

2.    As of the date of the Indenture, each of the Covered Guarantors had the corporate power and authority to enter into, and as of the date hereof each of the Covered Guarantors has the corporate power and authority to perform its obligations under, the Indenture.

3.    The execution, delivery and performance of the Indenture by each Covered Guarantor (i) has been authorized by all necessary corporate action by such Covered Guarantor and (ii) does not contravene any provision of the charter or by-laws of such Covered Guarantor.

4.    When the Registration Statement on Form S-4 of the Company relating to the Exchange Notes has become effective under the Securities Act and the Exchange Guarantees of the Covered Guarantors are delivered in accordance with the terms of the exchange offer, the Exchange Guarantee of each Covered Guarantor will be validly issued by such Covered Guarantor and will constitute a valid and binding obligation of such Covered Guarantor.

        Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

        This opinion is being furnished to you in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else.

        We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the issuance of the Exchange Notes.

Very truly yours,
GOODWIN PROCTER LLP
By:	/s/ GOODWIN PROCTER LLP

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  Exhibit 5.33